Exhibit 13.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

On October 31, 2011, Anthus Life Corp. (“Anthus”) completed its acquisition of the shares and certain assets of Stakool, Inc. (“STKO”).  The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of the companies.  The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below.  In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

•
The Unaudited Pro Forma Combined Balance Sheets as of December 31, 2010 combines the historical balance sheets of the companies as of December 31, 2010, giving effect to the acquisition as if it had occurred on January 1, 2010.

•
The Unaudited Pro Forma Combined Income Statements for the year ended December 31, 2010 combines the historical income statements of the companies for the year ended December 31, 2010, giving effect to the acquisition as if it had occurred on January 1, 2010.

•
The Unaudited Pro Forma Combined Balance Sheets as of December 31, 2009 combines the historical balance sheets of the companies as of December 31, 2009, giving effect to the acquisition as if it had occurred on January 1, 2009.

•
The Unaudited Pro Forma Combined Income Statements for the year ended December 31, 2009 combines the historical income statements of the companies for the year ended December 31, 2009, giving effect to the acquisition as if it had occurred on January 1, 2009.

STAKOOL, INC.

TABLE OF CONTENTS

DECEMBER 31, 2010 AND 2009

Pro Forma Combined Balance Sheets as of
December 31, 2010 (Unaudited)	2

Pro Forma Combined Statements of Operations
for the Year Ended December 31, 2010 (Unaudited)	3

Pro Forma Combined Balance Sheets as of
December 31, 2009 (Unaudited)	4

Pro Forma Combined Statements of Operations
for the Year Ended December 31, 2009 (Unaudited)	5

Notes to the Pro Forma Adjustments	6

STAKOOL, INC.
PRO FORMA COMBINED BALANCE SHEETS (Unaudited)
AS OF DECEMBER 31, 2010

ASSETS	Stakool, Inc.	Anthus Life Corp.	Eliminations		Total
Current Assets
Cash and cash equivalents	$7,305	$87,431			$94,736
Prepaid expenses and taxes	0	5,966			5,966
Inventories	0	24,706			24,706
Notes receivable	0	35,000			35,000
Total Current Assets	7,305	153,103			160,408

Property and Equipment, Net	0	1,262			1,262

Other Assets
Note receivable	200,000	0	(200,000	)a	0
Deposit	0	1,700			1,700
Total Other Assets	200,000	1,700			1,700

TOTAL ASSETS	$207,305	$156,065			$163,370

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$64,643	$4,864	(64,643	)a	$4,864
Accrued interest – related party	0	3,199			3,199
Notes payable	168,503	0	(168,503	)a	0
Note payable – related party	0	35,000			35,000
Due to director	0	100			100
Total Current Liabilities	233,146	43,163			43,163

EQUITY (DEFICIT)			6,537	b
Common stock	68,297	3,785	(3,785	)c	74,834
			33,146	a
			(6,537	)b
Additional paid in capital	6,014,363	368,815	3,785	c	6,413,572
Accumulated deficit	(6,108,501)	(259,698)			(6,368,199)
Total Equity (Deficit)	(25,841)	112,902			120,207

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$207,305	$156,065			$163,370

STAKOOL, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE YEAR ENDED DECEMBER 31, 2010

	Stakool, Inc.	Anthus Life Corp.	Totals

GROSS REVENUES	$0	$4,813	$4,813
COST OF GOODS SOLD	0	5,526	5,526
GROSS PROFIT	0	(713)	(713)

OPERATING EXPENSES	157,117	190,844	347,961
LOSS FROM OPERATIONS	(157,117)	(191,557)	(348,674)

OTHER INCOME (EXPENSE)	(112,364)	(2,100)	(114,464)

LOSS BEFORE PROVISION FOR INCOME TAXES	(269,481)	(193,657)	(463,138)

PROVISION FOR INCOME TAXES	0	0	0

NET LOSS	$(269,481)	$(193,657)	$(463,138)

STAKOOL, INC.
PRO FORMA COMBINED BALANCE SHEETS (Unaudited)
AS OF DECEMBER 31, 2009

ASSETS	Stakool, Inc.	Anthus Life Corp.	Eliminations		Total
Current Assets
Cash and cash equivalents	$100	$5,943			$6,043
Prepaid expenses and taxes	0	16,000			16,000
Inventories	0	34,029			34,029
Total Current Assets	100	55,972			56,072

Property and Equipment, Net	0	0			0

Other Assets
Investments, net	58,000	0	(58,000	)a	0
Total Other Assets	58,000	0			0

TOTAL ASSETS	$58,100	$55,972			$56,072

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$64,000	$6,614	(64,000	)a	$6,614
Accrued expenses – related party	0	500			500
Accrued interest – related party	0	1,099			1,099
Notes payable	301,925	0	(301,925	)a	0
Note payable – related party	0	35,000			35,000
Due to director	0	100			100
Total Current Liabilities	365,925	43,213			43,213

EQUITY (DEFICIT)			74,767	b
Common stock	67	788	(788	)c	74,834
			307,925	a
			(74,767	)b
Additional paid in capital	5,531,128	78,012	788	c	5,843,086
Accumulated deficit	(5,839,020)	(66,041)			(5,905,061)
Total Equity (Deficit)	(307,825)	12,759			12,859

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$58,100	$55,972			$56,072

STAKOOL, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE YEAR ENDED DECEMBER 31, 2009

	Stakool, Inc.	Anthus Life Corp.	Totals

GROSS REVENUES	$0	$0	$0
COST OF GOODS SOLD	0	0	0
GROSS PROFIT	0	0	0

OPERATING EXPENSES	0	64,942	64,942
LOSS FROM OPERATIONS	0	(64,942)	(64,942)

OTHER INCOME (EXPENSE)	0	(1,099)	(1,099)

LOSS BEFORE PROVISION FOR INCOME TAXES	0	(66,041)	(66,041)

PROVISION FOR INCOME TAXES	0	0	0

NET LOSS	$0	$(66,041)	$(66,041)

STAKOOL, INC.
NOTES TO THE PRO FORMA ADJUSTMENTS (Unaudited)
DECEMBER 31, 2010 AND 2009

(a) Elimination of assets and liabilities not included in share and asset acquisition

(b) Acquisition of 74,834,313 shares of Stakool, Inc. stock by Anthus Life Corp.

(c) 1 to 1 share exchange for Anthus Life Corp. common stock to Stakool, Inc. shares of common stock